Exhibit 10.2

1240 Deming Way

Madison, Wisconsin 53717

FIRST AMENDMENT TO LEASE

The lease ("Lease") between Old Sauk Trails Park Limited Partnership ("Landlord") and TomoTherapy, Incorporated ("Tenant") for premises in the building located at 1240 Deming Way in the City of Madison, Dane County, Wisconsin, is amended as follows:

1
Section 1.02 is amended by deleting the last paragraph thereof, which was added by the Lease Addendum, and replacing it with the following paragraph:

The Premises shall include seven underground, concrete bunkers on the west side of the Building (as shown on Exhibit A, revised 4/1/04) designated for the testing of Tenant's product and/or its components for research and/or manufacturing purposes (the "Test Bunkers"). The Test Bunkers shall be installed at Tenant's expense, but on surrender of the Premises by Tenant to Landlord, Landlord shall assume responsibility for the Test Bunkers and Tenant shall not be required to remove them.

2. Section 3.02(d)(iv) is amended to read as follows:

(iv) Separate Meters. Tenant agrees that (1) because it occupies over ninety percent of the area of the Building, (2) because the area of the test bunkers is not considered in the assessment of Additional Rent, and (3) because its operations consume a higher than normal amount of electricity; the electric meters for usage in the Building and on the Site will be billed directly to the Tenant and Subsections 3.02(a)(v) and 3.02(d)(i), (ii) and

(iii) are deleted from the Lease.

This Amendment will be effective as of May 1, 2004.

LANDLORD	TENANT
Old Sauk Trails Park Limited Partnership	TomoTherapy Incorporated
Old Sauk Trails Park Development Company, gen'I partner	1240 Deming Way Madison WI 53717-2911

/s/ George Gialamas	/s/ John J Barni
George Gialamas, President	John J. Barni, C.E.O